Exhibit 99.1

4411 South 40th St., Ste. D11
Phoenix, Arizona 85040
Telephone: (602) 437-5400
Fax: (602) 437-1681

	Investor Contact:	Company Contact:
	Neil Berkman Associates	Bradley E. Larson
	(310) 277-5162	Chief Executive Officer
FOR IMMEDIATE RELEASE	info@BerkmanAssociates.com	www.MeadowValley.com
Meadow Valley Reports 2005 Net Income of $1.01 Per Share
Versus $0.15 Per Share and Fourth Quarter Net Income of
$0.29 Per Share Versus $0.14 Per Share for 2004
Announces Restatement to Adjust Deferred Tax Allowance and Income Tax Provision
     PHOENIX, ARIZONA, March 8, 2005 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced operating results for the fourth quarter and calendar year 2005.
Twelve Month Results
     For the twelve months ended December 31, 2005, revenue increased 10.2% to $183.9 million from $166.8 million for 2004. Net income for 2005 increased to $4.2 million, or $1.01 per diluted share. This compares to net income for 2004 of $0.6 million, or $0.15 per diluted share, which included a pre-tax gain of $1.7 million for the settlement of claims in New Mexico.
     Construction services revenue increased 8.0% to $116.8 million for 2005 from $108.2 million for 2004. Construction materials revenue increased 14.3% to $67.1 million from $58.7 million for 2004.
     At December 31, 2005, Meadow Valley reported working capital of $21.0 million, including cash and cash equivalents of $23.6 million. Shareholders’ equity increased to $18.9 million at December 31, 2005 compared to $12.7 million at December 31, 2004.
Fourth Quarter Results
     For the three months ended December 31, 2005, revenue increased 3.8% to $43.4 million from $41.9 million for the fourth quarter of 2004. Gross profit more than doubled for the three months ended December 31, 2005 to $5.1 million, or 11.7% of revenue, compared to $2.0 million, or 4.7% of revenue, for the same period a year earlier. Net income for the fourth quarter of 2005 increased 150% to $1.3 million, or $0.29 per diluted share. This compares to net income for the fourth quarter of 2004 of $0.5 million, or $0.14 per diluted share.
     Construction services revenue decreased 5.1% to $26.4 million for the fourth quarter of 2005 compared to $27.8 million for the fourth quarter of 2004.
     Contract backlog in the construction services segment was approximately $68.4 million at December 31, 2005, including approximately $63.0 million scheduled for completion in 2006. Meadow Valley is the apparent low bidder on an additional $17.4 million of contracts that have yet to be awarded. Contract backlog was $73.9 million at September 30, 2005 and $93.6 million at December 30, 2004.
     “Given the natural swings in scheduled bid lettings and the timing of contract awards, fluctuations in backlog are a normal feature of our construction services business. What’s important is that activity in our primary Arizona and Southern Nevada markets remains robust, and many attractive new jobs are scheduled to bid over the coming months. The recent increase in our bonding capacity to an aggregate program total of approximately $120 million from $100 million, and a maximum single-project limit of $30 million up from $15 million, confirms our optimism about continuing improvements in the performance of our construction services business,” said Chief Executive Officer Brad Larson.
     Construction materials revenue increased 21.4% to $17.0 million for the fourth quarter of 2005 from $14.0 million for the fourth quarter of 2004.
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Meadow Valley Reports 2005 Net Income of $1.01 Per Share Versus $0.15 Per Share and
Fourth Quarter Net Income of $0.29 Per Share Versus $0.14 Per Share for 2004
March 8, 2006
Page Two
     On August 24, 2005, Meadow Valley’s construction materials subsidiary, Ready Mix, Inc. (RMI) (AMEX:RMX), completed an initial public offering of approximately 1.8 million shares of its common stock at a price of $11.00 per share, including approximately 0.23 million shares to cover over-allotments. Meadow Valley currently owns approximately 2.0 million shares, or approximately 53%, of the outstanding common stock of RMI representing a market value of approximately $34 million as of March 2, 2006. Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
Restatement
     In connection with the audit of its financial results, the Company completed a review of the valuation allowance against its deferred tax asset and income tax provision calculations. In light of the historical operating losses of the Company’s construction services segment, management deemed it prudent to decrease the deferred tax asset by creating an allowance against deferred tax assets. The primary purpose of the allowance was to minimize the risk of carrying net operating losses that could potentially expire unutilized. After review, and with the concurrence of the Company’s independent auditors, it was determined that the valuation allowance should have been limited to amounts in excess of the deferred tax liability amount. The review also encountered an error in a prior year’s tax return that misstated the amount of income tax loss in 2004. Accordingly, in our Annual Report on Form 10-K for the year ended December 31, 2005, we will be restating certain income tax related line items for the periods ended December 31, 2004 and 2003 and for the quarter ended September 30, 2005. Since the deferred tax liabilities exceeded the deferred tax assets, the Company believes that the net operating loss valuation allowance will be entirely eliminated.
     Therefore, as of December 31, 2004, the Company anticipates the effect of the restatement pertinent to the net operating loss valuation allowance will be to restate, into prior periods, a total of approximately $544,000 of income tax benefits and to increase the amount of income tax expense in 2005 by approximately $544,000. The Company believes there will be no cumulative change to its net income (loss) over the periods or to its retained earnings or shareholders’ equity.
     The Company believes that the effect of the restatement pertinent to the previously misstated income tax loss will be to increase income tax expense in the quarter ended September 30, 2005 by approximately $335,000. The Company expects there will be no change to previously reported revenue, pre-tax earnings or cash flow.
     The following table summarizes the effect that the Company believes the changes will have on the respective periods and shows a comparison to what was previously reported in the Company’s financial statements.

	Nine months ended		For the years ended
In thousands, except per share data	September 30,		December 31,
	2005	2004	2004	2003
	(unaudited)		(unaudited)
Net income, as previously reported	$3,768	$48	$600	$121
Net income tax expense adjustment	(879)	—	(26)	(29)

Net income, as restated	$2,889	$48	$574	$92

Earnings per fully diluted share (as reported)	$0.93	$0.01	$0.16	$0.03
Effect of Amendment	(0.22)	—	(0.01)	—

Earnings per fully diluted share (as restated)	$0.71	$0.01	$0.15	$0.03

     The amounts reported in the attached statements of operations and balance sheets reflect the above-referenced adjustments.

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Meadow Valley Reports 2005 Net Income of $1.01 Per Share Versus $0.15 Per Share and
Fourth Quarter Net Income of $0.29 Per Share Versus $0.14 Per Share for 2004
March 8, 2006
Page Three
Conference Call
     Meadow Valley has scheduled a conference call at 12:00 p.m. EST on Thursday, March 9th. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.MeadowValley.com or at www.CompanyBoardroom.com. A replay will be available after 2:00 p.m. EST at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation # 21282699 after 2:00 p.m. EST.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Construction services	$26,420,592	$27,847,983	$116,822,072	$108,168,921
Construction materials	16,999,780	14,003,027	67,050,791	58,662,743

Total revenue	43,420,372	41,851,010	183,872,863	166,831,664

Cost of revenue:
Construction services	22,837,462	27,633,837	108,706,174	107,827,853
Construction materials	15,523,054	12,252,687	59,979,110	52,036,021

Total cost of revenue	38,360,516	39,886,524	168,685,284	159,863,874

Gross profit	5,059,856	1,964,486	15,187,579	6,967,790

General and administrative expenses	3,037,608	1,823,816	8,666,573	6,509,839

Income from operations	2,022,248	140,670	6,521,006	457,951

Other income (expense):
Interest income	210,372	37,826	562,914	85,864
Interest expense	(88,336)	(88,529)	(362,326)	(348,229)
Other income	211,849	723,652	341,603	694,857

	333,885	672,949	542,191	432,492

Income before income taxes	2,356,133	813,619	7,063,197	890,443
Income tax expense	(876,412)	(287,995)	(2,570,955)	(316,804)

	1,479,721	525,624	4,492,242	573,639

Minority interest in consolidated subsidiary	165,590	—	288,523	—

Net income	$1,314,131	$525,624	$4,203,719	$573,639

Net income per common share
Basic	$0.32	$0.15	$1.11	$0.16

Diluted	$0.29	$0.14	$1.01	$0.15

Weighted average
common shares outstanding
Basic	4,065,489	3,601,250	3,783,089	3,601,250

Diluted	4,493,688	3,887,900	4,173,213	3,780,597

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$23,565,317	$10,164,218
Restricted cash	1,267,090	1,268,449
Accounts receivable, net	25,139,640	22,163,719
Prepaid expenses and other	3,171,670	2,818,395
Inventory, net	776,978	871,112
Costs and estimated earnings in excess of billings on uncompleted contracts	1,991,993	449,358
Deferred tax asset	425,124	2,141,731

Total current assets	56,337,812	39,876,982
Property, equipment and land, net	26,033,096	21,541,946
Refundable deposits	478,965	21,780
Mineral rights and pit development, net	194,977	252,044
Claims receivable, less current portion	3,521,080	3,521,080
Other receivables	115,000	115,000

Total assets	$86,680,930	$65,328,832

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$18,521,558	$19,711,571
Accrued liabilities	5,878,595	4,907,554
Notes payable	3,518,892	5,212,187
Obligations under capital leases	546,801	531,746
Income tax payable	939,685	—
Billings in excess of costs and estimated earnings on uncompleted contracts	5,903,087	7,219,762

Total current liabilities	35,308,618	37,582,820

Notes payable, less current portion	11,423,044	10,804,017
Obligations under capital leases, less current portion	434,998	981,799
Deferred tax liability	3,177,771	3,244,008

Total liabilities	50,344,431	52,612,644

Commitments and contingencies

Minority interest in consolidated subsidiary	17,424,795	—

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 4,136,912 and 3,601,250 issued and outstanding	4,137	3,601
Additional paid-in capital	12,934,830	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	6,771,884	2,568,165

Total stockholders’ equity	18,911,704	12,716,188

Total liabilities and stockholders’ equity	$86,680,930	$65,328,832